                                                                     EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS NOTE REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR THAT THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.


                            ZYLAB INTERNATIONAL, INC.

                       SECURED CONVERTIBLE PROMISSORY NOTE


$350,000                                                       December 24, 2001


                  FOR VALUE RECEIVED, Zylab International, Inc., a Virginia corporation (the "Company" or the "Payor"), with an address at 12800 Middlebrook Road, Suite 410 Germantown, MD 20874 promises to pay to the order of Authentidate Holding Corp. (the "Payee" or the "Holder"), the principal amount of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) of principal and interest in six (6) quarterly installments of $61,433.83 each commencing on June 30, 2002 with a final installment due and payable on November 30, 2003 (the "MATURITY DATE"). Interest shall accrue and be payable at the rate of 6% per annum (except as provided in Section 1.4), calculated for the actual number of days the Principal is outstanding and interest is accrued and unpaid based on a 360-day year, in accordance with the terms hereof. Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts at such address of the Holder as set forth herein or that the Holder shall hereafter give to the Payor by written notice made in accordance with the provisions hereof.

         1.       Terms of Repayment

                  1.1 All payments received on account of this Note shall be applied first to the payment of accrued interest on this Note and then to the reduction of the unpaid principal balance of this Note. Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. Payor may prepay principal and interest on this Note upon 10 days prior notice to the Holder.

                  1.2 If payment of the outstanding principal amount of this Note, together with accrued unpaid interest thereon at the applicable rate of interest (as set forth herein), is not made on the earlier to occur of (i) the Maturity Date (as such date may be extended pursuant to the extension options set forth in Section 4 hereof) and (ii) the Accelerated Maturity Date (defined below), then interest shall accrue on the outstanding principal amount due under this Note and on any unpaid accrued interest due on this date of the payment in full of such amounts (including from and after the date of the entry of judgment in favor of the Holder in an action to collect this Note) at an annual rate equal to the lesser of 18% or the maximum rate of interest permitted by applicable law.

                  1.3 Notwithstanding anything to the contrary contained in this Note, Payor shall not be obligated pay, and the Holder shall not be entitled to charge, collect, or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, any amounts of interest collected by the Holder in excess of such maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.

                  1.4 In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

         2. Security. This Holder of this Note is entitled to the rights as set forth in that certain Security Agreement between the Company and Authentidate Holding Corp. of even date herewith (the "Security Agreement"), pursuant to which the Holder has been granted a first priority security interest in the assets of the Company. This Note is the direct obligation of the Company and is secured by all of the Collateral contemplated by the Security Agreement. In order to effectuate the purposes of the Security Agreement and this Note, certain of the Collateral contemplated by the Security Agreement shall be deposited with an escrow agent pursuant to the terms of the escrow agreement as provided in the Security Agreement. A copy of the Security Agreement and escrow agreement are available for inspection at the Company's principal office. Reference to the Security Agreement and escrow agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein. All capitalized terms not defined herein shall have the meanings ascribed thereto in the Security Agreement and Escrow Agreement.

         3. Conversion Rights

                  3.1 The Holder shall have the right prior to the date on which this Note is paid in full, to convert at any time as provided below, from time to time, any part of the outstanding principal amount of this Note into fully paid and non-assessable shares of the Common Stock, no par value per share ("Conversion Shares"), of Payor (the "CONVERSION RIGHTS") at the Conversion Ratio (as defined below in Section 3.2) determined as provided in this Section
3. Promptly after the surrender of this Note, accompanied by a Notice of Conversion of Convertible Note in the form attached hereto as Exhibit A, properly completed and duly executed by the Holder (a "CONVERSION NOTICE"), Payor shall issue and deliver to or upon the order of the Holder that number of shares of Common Stock for the balance of this Note converted as shall be determined in accordance herewith. This Note shall be convertible, at the option of the Holder commencing on the date which is the earlier of (i) the date of termination of the Letter of Intent between the Company and Authenticate Holding Corp dated as of December 14, 2001 unless the Letter of Intent has been superceded by a definitive agreement between the Company and Authenticate Holding Corp. providing for the acquisition of the Company by Authenticate Holding Corp. or (ii) 90 days from the date hereof.

                  3.2 Conversion Ratio. The principal amount of this Note outstanding may be converted, at the option of the Holder at any time, into shares of Common Stock of Payor (or any successor entity). The number of shares of Payor's Common Stock to be delivered to Payee upon conversion of the entire original principal amount of this Note shall equal seventeen and one half (17.5%) of the outstanding Common Stock of Payor, determined on a fully diluted basis, as of the date of Conversion ("CONVERSION RATIO"). If less then the total principal amount of this Note is converted by the Holder, the number of shares to be delivered shall be reduced pro rata by the ratio by which the principal amount to be converted bears to $350,000. Upon conversion, in whole or in part, all accrued interest due and owing as of the date of conversion shall be paid in full on the next scheduled quarterly installment date.

                  3.3 Subdivision. If the Company, at any time while Note remains outstanding, shall (i) subdivide the Common Stock (or effect a similar transaction), the Conversion Ratio shall be proportionately reduced or (ii) effect a reverse stock split or similar transaction, the Conversion Ratio shall be proportionately increased, as the case may be, as of the effective date of such subdivision, reverse stock split or similar transaction, or, if the Company shall take a record of holders of its Common Stock for the purpose of any such transaction, as of such record date, whichever is earlier (provided if such transaction does not actually occur, such adjustment shall not be made).

                  3.4 Stock Dividends. If the Company at any time while the Note is outstanding shall pay a dividend in shares of, or make other distribution of shares of, the Common Stock, then the Conversion Ratio shall be adjusted, as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Ratio in effect immediately prior to such payment or other distribution by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

                  3.5 Reclassification, Consolidation or Merger. At any time while this Note remains outstanding, in case of any reclassification or change of Common Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of Common Stock) or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination Common Stock), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute new notes providing that the holders of the Note shall have the right to exercise such new notes (upon terms not less favorable to the holders than those then applicable to the Note) and to receive upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of the Note, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, sale or transfer by the Holder of one share of Common Stock issuable upon exercise of the Note had the Note been converted immediately prior to such reclassification, change, consolidation, merger, sale or transfer. Such new notes shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this Section 3.5 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and transfers.

                  3.6 Method of Conversion. Except as otherwise provided in this Note or agreed to by the Holder, this Note may be converted by the Holder in whole or in part as permitted herein (provided such partial conversion is at least $20,000) from time to time by (i) submitting to the Company a Conversion Notice (by facsimile dispatched on the Conversion Date and confirmed by U.S. mail or overnight mail service sent within two business days thereafter) and
(ii) surrendering this Note with the mailed confirmation of the Conversion Notice at the principal office of the Company. Upon partial exercise of the Conversion Rights, a new note containing the same date and provisions as this Note shall be issued by the Company to the Holder for the balance due hereunder which shall not have been converted.

                  3.7 Restrictions on Shares. This Note has been issued by the Company pursuant to the exemption from registration under the Securities Act of 1933 (the "ACT"). The shares of Common Stock issuable upon conversion of this Note may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or
(ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND

         TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Company shall remove the foregoing legend from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if (i) with such request, the Company shall have received an opinion of counsel, reasonably satisfactory to it in form, substance and scope, to the effect that any such legend may be removed from such certificate or (ii) a registration statement under the Act covering the resale of such securities is in effect.

                  3.8 Reservation of Shares. The Company shall at all times have authorized and reserved, for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the issuance of shares of Common Stock underlying the then outstanding aggregate Principal amount of the Note. In the event that at any time commencing on the date hereof that the Company does not have an adequate and sufficient number of authorized shares of Common Stock available to provide for issuance to Holder for the full conversion of this Note as provided herein, then (i) the principal officers and/or shareholders of the Company shall deliver to Holder, to be held in escrow (until an Event of Default as provided in this Note), such number of shares representing the number of shares by which the Company is deficient (the "Deficiency Shares"), together with undated and executed stock powers, which shall be held in escrow until the Company is able to deliver the fully authorized Deficiency Shares and (ii) the Company and the officers and directors of the Company shall deliver written and binding agreements by which each of them agree to use their best efforts to obtain shareholder approval as soon as possible to authorize additional shares of Common Stock of the Company and agree to vote all shares owned by them (beneficially and of record) at the next meeting of shareholders (or by written consent) in favor of authorizing a sufficient number of additional shares of Common Stock to provide for at least the Deficiency Shares. The Company shall procure a Certificate of Amendment to its Certificate of Incorporation providing for the increase in its authorized capital and deliver such Certificate of Amendment to the Holder no later than ten days from the date hereof.

         4. Covenants. The Company covenants and agrees that for so long as any portion of the indebtedness evidenced by this Note, whether principal, accrued and unpaid interest or any other amount at any time due hereunder, remains unpaid:

                  4.1 Negative Covenants. The Company will not, without the prior written consent of the Holder:

                  (a) Sell, transfer or in any other manner dispose of, or purchase or acquire, any business, assets, capital stock or other property, except (i) in the ordinary course of its business, or (ii) if (A) the transaction is a bona fide transaction in which fair market value is received by the Company, (B) no Event of Default or Default (each defined hereinafter) has occurred and is continuing or would occur after giving effect to such transaction, and (C) payment of the principal amount of the Notes and accrued and unpaid interest thereon through the date of such payment shall have been made or provided for from the net proceeds of such transaction.

                  (b) Make any loan or advance to any person who is or hereafter becomes an officer, director or shareholder of the Company or any affiliate of any such person, other than for reasonable advances for expenses to be incurred by officers, directors, employees and consultants of the Company in the ordinary course of the business of the Company.

                  (c) Purchase or otherwise redeem any Common Stock or other equity securities of the Company or declare or pay any dividends in cash or other assets on any of its Common Stock or other equity securities.

                  (d) Issue, create, incur, assume, permit, guarantee or suffer to exist any indebtedness or other obligations for money borrowed or capital lease obligations, except for (i) indebtedness under the Note and any extension, renewal or refinancing thereof; (ii) trade indebtedness incurred in the ordinary course of business; (iii) indebtedness or other obligations for money borrowed which are subordinated in all respects, including, but not limited to, priority upon liquidation, to the Note and (iv) account receivable financing in an amount not to exceed $150,000 principal amount, and which account receivable financing is secured by no other assets of the Company.

                  (e) Pay (other than in accordance with the terms thereof), or voluntarily prepay, any amounts under any indebtedness or other obligations for money borrowed, or capital lease obligations, whenever incurred or created and whether or not such indebtedness becomes due, past due or accelerated, except for (i) the Note, (ii) trade indebtedness incurred in the ordinary course of business or (iii) regularly scheduled payments in connection with account receivables financing which the Company may obtain in an amount not to exceed $150,000.

                  (f) (i) Amend its certificate or articles of incorporation or by-laws in any manner which would impair or reduce the rights of the holders of the Note, (ii) effect a merger or consolidation in which the Company is not the surviving entity or (iii) liquidate, wind up its affairs or dissolve.

                  (g) Create, permit or suffer to exist any lien, charge or security interest in any of its assets, except for (i) the security interest created by the Security Agreement; and (ii) Permitted Liens. As used herein, "Permitted Liens" means any of the following: (a) liens for taxes, assessments and governmental charges or levies (i) not yet in default or (ii) that are being contested in good faith and by appropriate proceedings diligently conducted, provided that in the case of liens under this clause (ii), reserves or other appropriate provisions shall have been established therefor in accordance with generally accepted accounting principles ("GAAP") and enforcement of any such liens shall have been effectively stayed or fully bonded pending the final determination of such proceeding, (b) liens imposed by law, such as materialmen's, mechanics' carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which, if overdue, are being contested in good faith and by appropriate proceedings diligently conducted, provided that reserves or other appropriate provisions shall have been established therefor in accordance with GAAP and enforcement of any such lien is effectively stayed or fully bonded pending the final determination of such proceeding, (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions or other restrictions, rights-of-way, minor encroachments, covenants or encumbrances on real property imposed by law or arising in the ordinary course of business that do not arise out of the incurrence of any indebtedness and that do not and could not reasonably be expected to materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Company or materially impair the use thereof to the indebtedness; (e) judgments and other similar liens arising in connection with court proceedings in an amount not in excess of $50,000, provided the execution or other enforcement of such liens is effectively stayed or fully bonded pending the final determination of the proceeding referred to below and the claims secured thereby are being contested in good faith and by appropriate proceedings; and (f) liens (other than liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tender, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive in any case of obligations incurred in connection with the borrowing of money or the obtaining of advances or credit).

         (h) Directly or indirectly, enter into any transaction with or for the benefit of an affiliate (other than the reasonable compensation of an affiliate for services as an officer, director or employee).

                  4.2  Affirmative Covenants.  The Company will:

                  (a) Pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, upon its income and profits or upon any of its assets, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof, provided, however, that the Company will not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (i) the validity, applicability and/or the amount thereof shall be contested in good faith by appropriate proceedings, (ii) the Company, shall have set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested, and (iii) enforcement of any lien on any assets of the Company associated with any such taxes, assessments, charges, levies or claims shall have been effectively stayed or fully bonded pending the final determination of any such proceedings.

                  (b) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply in all material respects with all laws, regulations and orders of each governmental authority having jurisdiction over the Company (it being acknowledged that the Company may nevertheless effectuate its Reincorporation).

                  (c) Promptly following the occurrence of a Default (as defined herein), furnish to the Holder and the Secured Party a statement of the Company's President or Chief Financial Officer setting forth the details of such Default and the action which the Company proposes to take with respect thereto.

                  (d) At all times maintain true and complete records and books of account in which all of the financial transactions of the Company are duly recorded in conformance with GAAP.

                  (e) Within 90 days of the date hereof, at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon conversion of this Note, such number of shares of Common Stock as shall be issuable upon the conversion of this Note.;

                  (f) Take all action which may be necessary or expedient to assure that, upon conversion of this Note, all Conversion Shares issuable upon such conversion will be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder.


                  (g) Use the proceeds from the sale of the Notes primarily for working capital requirements and for repayment of debt payable to third parties, but not debt to officers or directors or their affiliates, except as follows: an aggregate amount of $25,000 may be paid to Jonathan Karlin in repayment for loans made by Mr. Karlin to the Company; and fifty percent of an aggregate of $99,787 payable for salary deferred by certain officers of the Company, not including any federal tax payable thereon, may be paid upon the Company's receipt of the proceeds from the sale of the Notes and the remaining fifty percent of such deferred salaries may be paid in equal installments over the three month period commencing on the date hereon in accordance with the Company's regular payroll periods; provided however, that, if the closing of the sale of assets contemplated in the Letter of Intent dated December 14, 2001, between the Company and Authentidate Holding Corp. shall occur prior to the expiration of the aforementioned three month period, then the Company may use the proceeds from the sale of the Notes to pay all deferred salary of the Company's officers simultaneously with said closing.

                  (h) Commencing on December 31, 2001, provide the Holder with monthly financial statements prepared in accordance with generally accepted accounting principals consistently applied including a balance sheet and statements of income and cash flow, as well as detailed aging of accounts receivable and accounts payable.

                  (i) Furnish to the Payee such reports as to the Collateral (as defined in the Security Agreement) for the Notes as the Holder may reasonably request from time to time.

                  (j) Cooperate with the Holder and execute such further instruments and documents as the Holder shall reasonably request to carry out to their satisfaction the transactions contemplated by this Note.

                  (k) Permit the Holder to visit and inspect any of the properties of the Company to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its and their officers, at all such reasonable times and intervals as the Holder may reasonably request.

                  (l) Comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders and judgements.

                  (m) Continue to retain Jonathan Karlin as the [Chairman and Chief Executive Officer] of the Company.

                  (n) Cause any Subsidiary organized after the date of the Note to be bound by the terms hereof and the Security Agreement to the same extent as the Company.

                  (o) Deliver to the Holder, upon request, a detailed statement reflecting the number of shares of Common Stock outstanding and the number of all convertible securities with the terms of such conversion.

                  (p) Submit, within 45 days of the date hereof, for approval of shareholders, a resolution to approve an increase in the authorized common stock of the Company or obtain written consents for such approval within 45 days of the date hereof.

                  (q) Along with Jonathan Karlin, use commercially reasonable efforts to obtain a term life insurance policy on the life of Mr. Karlin, for the benefit of Holder in the amount of $500,000. Such policy may be made payable to the Company only if the Company collaterally assigns such proceeds to the Holder sufficient proceeds, up to $500,000, to satisfy any outstanding Notes (as defined in the Security Agreement dated December 24, 2001, between Company and Authentidate Holding Corp.), which proceeds shall be applied to repay said Notes.

         5. Events of Default. If any of the following events (each an "Event of Default") shall occur:

                  5.1 The Company fails to pay the principal of, any installment of principal and/or interest accrued on, or any other amount at anytime owing under, the Note, as and when the same becomes due and payable hereunder or thereunder and/or under the Security Agreement; or

                  5.2 The Company defaults in the due observance or performance of or breach any of its covenants contained in this Note or the Security Agreement, (other than a Default involving the payment of money due under this Note), and such default is not cured within 10 business days after the occurrence of such default; or

                  5.3 The Company or any Subsidiary thereof shall (i) becomes insolvent, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or similar official of or for itself or of or for all or a substantial part of its property, (iii) make an assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, as now or hereafter in effect (the "Code"), (v) file a petition seeking to take advantage of any other bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction ("Other

Laws"), (vi) acquiesce as to, or fail to controvert in a timely or appropriate manner, an involuntary case filed against the Company or such Subsidiary under the Code, or (vii) take any corporate action in furtherance of any of the foregoing; or

                  5.4 A proceeding or involuntary case shall be commenced, without the application or consent of the Company or any Subsidiary thereof, in any court of competent jurisdiction (i) under the Code, (ii) seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts under any Other Laws, or (iii) seeking the appointment of a trustee, receiver or similar official for it or for all or any substantial part of its assets, and any such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or

                  5.5 A final judgment for the payment of money shall be rendered by a court of competent jurisdiction against the Company or any Subsidiary thereof, and the Company or such Subsidiary shall not discharge the same, or procure a stay of execution thereof within 30 days from the date of entry thereof and within such 30 day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal, and such judgment, together with all other judgments against the Company (including all subsidiaries), shall exceed in the aggregate $50,000 in excess of any insurance as to the subject matter of such judgments, as to which coverage has not been declined or the underlying claim rejected by the applicable insurer; or

                  5.6 The liquidation or dissolution of the Company or any Subsidiary thereof or any vote in favor thereof by the board of directors and shareholders of the Company; or

                  5.7 A proceeding is commenced to foreclose a security interest in or lien on any asset of the Company or any Subsidiary thereof as a result of a default in the payment or performance of any indebtedness of the Company or such Subsidiary; or

                  5.8 An attachment or garnishment is levied against the assets of the Company or any Subsidiary thereof involving an amount in excess of $25,000 and the lien created by such levy is not vacated, bonded or stayed within 10 business days after such lien has attached to such assets; or

                  5.9 The Company or any Subsidiary thereof defaults in the payment (regardless of amount) when due of the principal of, interest on, or any other liability on account of, any indebtedness of the Company or such Subsidiary (other than the Notes) having an unpaid principal amount in excess of $50,000, or a default occurs in the performance or observance by the Company or any Subsidiary thereof of any covenant or condition (other than for the payment of money) contained in any note (other than this Note) or agreement evidencing or pertaining to any such indebtedness, which causes the maturity of such indebtedness to be accelerated or permits the holder or holders of such indebtedness to declare the same to be due prior to the stated maturity thereof;

                  5.10 Any representation, warranty or statement of fact made by the Company in this Note, or the Security Agreement or in any certificate or financial statement delivered by the

Company to the Holder at any time proves to be false or misleading in any material respect when made or deemed made by the Company;

                  5.11 The Company or any of its Subsidiaries sells all or substantially all of its assets or merges or is consolidated with another corporation in which the Company or such Subsidiary, as the case may be, is not the surviving corporation;

                  5.12 The Company grants a security interest in any of its assets while any principal or interest on this Note remains outstanding provided, however, the Company may grant a security interest of up to $150,000 with respect to account receivable financing; or

                  5.13 The Company fails to obtain shareholder approval to amend its certificate of incorporation within 90 days of the date hereof to provide for an increase in the number of authorized shares of Common Stock in an amount at least equal to the number of shares issuable upon conversion of this Note.


then, and in any such event the Holder of this Note may by written notice to the Company declare the entire unpaid principal amount of this Note outstanding together with accrued interest thereon due and payable, and the same shall, unless such default be cured within ten (10) days after such notice, forthwith become due and payable upon the expiration of such ten (10) day period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

                  As used in this Note, "Accelerated Maturity Date" means any date prior to the Maturity Date on which the principal of and any accrued and unpaid interest on this Note is declared to be, or becomes, due pursuant to this
Section 4 and "Default" means any event that is or, with the passage of time or the giving of notice or both, would be, an Event of Default.

         6. Suits for Enforcement and Remedies. If any one or more Events of Default shall occur, the Holder may proceed to (i) protect and enforce Holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the Holder. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         7. Restriction on Transfer. This Note has been acquired for investment and has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, neither this Note nor any interest therein may be offered for sale, sold or transferred in the absence of registration and qualification of this Note under applicable federal and state securities laws or an opinion of counsel of the Holder reasonably satisfactory to the Company that such registration and qualification are not required.

         8. Prepayment. The principal of and accrued interest on this Note may be prepaid in full at any time without premium or penalty.

         9. Holder Deemed Owner. The Company may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Company, for the purpose of receiving payment hereof or thereof or on account hereof and for all other purposes) and the Company shall not be affected by notice to the contrary.

         10. Corporate Obligation. It is expressly understood that this Note is solely a corporate obligation of the Company, and that any and all personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every promoter, subscriber, incorporator, shareholder, officer, or director, as such, are hereby expressly waived and released by the Holder hereof by the acceptance of this Note and as a part of the consideration for the issue hereof.

         11. Miscellaneous

                  11.1 The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. No provision of this Note shall alter or impair the obligations of the Company hereby.

                  11.2 If, following the occurrence of an Event of Default, the Holder of this Note shall seek to enforce the collection of any amount of principal and/or accrued interest on this Note, there shall be immediately due and payable by the Company, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by the Holder of this Note in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

                  11.3 No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

                  11.4 This Note may not be modified or discharged (other than by payment), except by a writing duly executed by the Company and Holder.

                  11.5 The headings of various sections and subsections of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

                  11.6 All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with the original timely mailed), or sent by registered, certified or express mail, return receipt requested, to such party at its address set forth below:

     If to the Company, to:                      With a copy to:

     Zylab International, Inc.                   Gorham S. Clark, Esq.
     12800 Middlebrook Road                      Foust & Clark, P.C.
     Suite 410                                   8345-A Greensboro Drive
     Germantown, MD 20874                        McLean, Virginia 22102
     Attn: John Karlin                           Telecopier No.: (703) 893-7907
     Telecopier No.: (301) 428-3307

     If to the Payee, to:                        With a copy to:

     Dennis H. Bunt, Chief Financial Officer     Brian C. Daughney, Esq.
     Authentidate Holding Corp.                  Goldstein & DiGioia, LLP
     2165 Technology Drive                       369 Lexington Avenue-18th Floor
     Schenectady, NY 12308                       New York, NY 10017
     Telecopier: (518) 346-3644                  Telecopier No.: (212) 557-0295

or hereafter given to the other party hereto pursuant to the provisions of this Note.

                  11.7 The Company may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Holder may assign, pledge or otherwise transfer this Note without prior written consent of the Company. This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds the Company, and its successors and assigns, and the terms "Payee" and "the Company" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

                  11.8 This Note shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to it is rescinded or must otherwise be returned by the Holder upon bankruptcy or reorganization or otherwise of the Company, all as though such payment had not been made.

                  11.9 THE COMPANY AND THE HOLDER EACH (I) AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED EXCLUSIVELY IN THE APPROPRIATE STATE COURT, COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, (II) WAIVES ANY OBJECTION WHICH THE COMPANY MAY HAVE NOW OR HEREAFTER BASED UPON FORUM NON CONVENIENS OR TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND (III) IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURT, COUNTY OF NEW YORK, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY SUCH SUIT,

ACTION OR PROCEEDING. THE COMPANY AND THE HOLDER EACH FURTHER AGREES TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE COURT, COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND AGREES THAT SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, MAILED BY CERTIFIED MAIL TO THEIR RESPECTIVE ADDRESSES, SUCH SERVICE TO BECOME EFFECTIVE THREE BUSINESS DAYS AFTER SUCH MAILING, WILL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, AS THE CASE MAY BE, IN ANY SUIT, ACTION OR PROCEEDING. FURTHER, BOTH THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS NOTE AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSSCLAIM ASSERTED IN ANY SUCH ACTION.

                  11.10 This Note is exchangeable, without expense, upon the surrender hereof by the Holder at the principal executive office of the Company, for two or more new Notes of like tenor and date (except for the principal amounts thereof) representing in the aggregate the same principal amount as this Note, in such denominations as shall be designated by the Holder thereof at the time of such surrender, provided that such new Notes shall be issuable in minimum denominations of $10,000 and integral multiples thereof.

                  11.11 This Note shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of law, and cannot be changed, discharged or terminated orally but only by an instrument in writing signed by the party against whom enforcement of any change, discharge or termination is sought.

                  11.12 Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like date and tenor, in lieu hereof.

                  11.13. Payor may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Payor may assign, pledge or otherwise transfer this Note without prior written consent of Payor. This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds Payor, and its successors and assigns, and the term "Payee"whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

                  11.14. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. No provision of this Note shall alter or impair the obligations of the Payor hereby.

                  11.15. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Event of Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

PAYOR:

ZYLAB INTERNATIONAL, INC.


By:______________________________
         Jonathan Karlin, President

                                                                       EXHIBIT 1
                              NOTICE OF CONVERSION
                               OF CONVERTIBLE NOTE



TO:  [______________________]


                           (A) Pursuant to the terms of the attached Convertible Note (the "Note"), the undersigned hereby elects to convert $ principal amount of the Note into shares of Common Stock of Zylab International, Inc. (the "Maker"). Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

                           (B) Please issue a certificate or certificates for the number of shares of Common Stock into which such principal amount of the Note is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:


        ----------------------                    -------------------------
        Name                                      Name

        ----------------------                    -------------------------
        Address                                   Address

        ----------------------                    -------------------------
        SS or Tax ID Number                       SS or Tax ID Number

                           (C) In the event of partial exercise, please reissue an appropriate Note(s) for the balance that shall not have been converted.

                           (D)      The undersigned represents and warrants that
                                    (i) all of the requirements of the
                                    Securities Act of 1933, as amended (the
                                    "ACT"), applicable to the undersigned have been complied with by the undersigned and
                                    (ii) the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Act.


----------------                                ---------------------------
Date                                            Signature of Registered Holder
                                                (Must be signed exactly as name
                                                appears in the Note. The
                                                signature must be notarized.)